Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 20 to Registration Statement No. 33-43058 of Merrill Lynch Life Variable Life Separate Account II on Form N-6 of our reports on (i) Merrill Lynch Life Insurance Company dated March 2, 2007 and (ii) Merrill Lynch Life Variable Life Separate Account II dated March 30, 2007, both appearing in the Statement of Additional Information and incorporated by reference in the Prospectus, which are a part of such Registration Statement, and to the reference to us under the heading “Experts” in the Statement of Additional Information.

/s/  Deloitte & Touche LLP

New York, New York
April 28, 2008